Exhibit 21.1

Subsidiaries of AutoTrader Group, Inc.

Name	State of Incorporation/Organization

AutoTrader.com, Inc.	Delaware

Subsidiaries of AutoTrader.com, Inc.

Name	State of Incorporation/Organization

APJ Holdings, Inc.	Nevada
vAuto, Inc.	Delaware
Kelley Blue Book Co., Inc.	California
ATC IP License Holdings, LLC	Delaware
VINSolutions, Inc.	Delaware
HomeNet, Inc.	Delaware

Subsidiaries of APJ Holdings, Inc.

Name	State of Incorporation/Organization

CDMdata, LLC	Minnesota

Subsidiaries of CDMdata, LLC

Name	State of Incorporation/Organization

CDM Dealer Services, LLC	Minnesota

Subsidiaries of vAuto, Inc.

Name	State of Incorporation/Organization

vAuto Canada Company	Nova Scotia, Canada